                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 2)(1)

                             Computer Horizons Corp.
                             -----------------------
                                (Name of Issuer)

                          Common Stock, $.10 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                    205908106
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 18, 2005
                                 ---------------
             (Date of Event Which Requires Filing of This Statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 24 Pages)

----------------------------
(1)         The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 2 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               CRESCENDO PARTNERS II, L.P., SERIES R
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  2,401,600
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,401,600
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,401,600
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 3 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  CRESCENDO INVESTMENTS II, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  2,401,600
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,401,600
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,401,600
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 4 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          ERIC ROSENFELD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  2,401,600
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               2,401,600
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,401,600
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 5 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        F. ANNETTE SCOTT FLORIDA TRUST
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    N/A
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                 333,996
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                              333,996
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    333,996
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 6 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   RICHARD L. SCOTT FLORIDA TRUST
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    N/A
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                 305,481
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                             305,481
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    305,481
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 7 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               SCOTT FAMILY FLORIDA PARTNERSHIP TRUST
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    N/A
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                 185,523
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                              185,523
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    185,523
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 8 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                RICHARD L. SCOTT INVESTMENTS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  - 0 -
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 9 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              RICHARD L. SCOTT
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                 333,996
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               333,996
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    333,996
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 10 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         STEPHEN T. BRAUN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                 491,004
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               491,004
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    491,004
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 11 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         KARL L. MEYER
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  - 0 -
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 12 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         ROBERT F. WALTERS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  - 0 -
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 13 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        FRANK J. TANKI
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  - 0 -
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                - 0 -
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 14 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        WILLEM VAN RIJN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    NETHERLANDS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  - 0 -
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                - 0 -
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     - 0 -
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 15 of 24 Pages
-----------------------                                -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            THE COMPUTER HORIZONS FULL VALUE COMMITTEE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                  OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    NA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                  3,226,600
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                3,226,600
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     3,226,600
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    10.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 16 of 24 Pages
-----------------------                                -------------------------

            The following constitutes Amendment No. 2 ("Amendment No. 2") to the
Schedule 13D filed by the undersigned.  This Amendment No. 2 amends the Schedule
13D as specifically set forth.

     Item 2 is hereby amended and restated as follows:

            (a) This statement is filed by Crescendo  Partners II, L.P.,  Series
R,  a  Delaware  limited  partnership   ("Crescendo   Partners  II"),  Crescendo
Investments  II,  LLC,  a  Delaware  limited   liability   company   ("Crescendo
Investments II"), Eric Rosenfeld,  F. Annette Scott Florida Trust ("FAS Trust"),
Richard L. Scott Florida Trust ("RLS Trust"),  Scott Family Florida  Partnership
Trust ("Family Trust"),  Richard L. Scott Investments,  LLC ("RLS Investments"),
Richard L. Scott,  Stephen T. Braun, Karl L. Meyer, Robert F. Walters,  Frank J.
Tanki,  Willem van Rijn and The  Computer  Horizons  Full Value  Committee  (the
"Committee").  Each of the foregoing is referred to as a "Reporting  Person" and collectively as the "Reporting  Persons." Each of the Reporting Persons is party to that certain Joint Filing and Solicitation  Agreement, as amended, as further described in Item 6.  Accordingly,  the  Reporting  Persons are hereby  filing a joint Schedule 13D.

            Crescendo  Investments  II  is  the  general  partner  of  Crescendo
Partners II. The managing member of Crescendo  Investments II is Eric Rosenfeld.
By virtue of his position with Crescendo  Investments II, Mr.  Rosenfeld has the sole  power  to vote and  dispose  of the  Issuer's  Shares  owned by  Crescendo
Partners II.

            Mr. Scott is the trustee of FAS Trust and has the sole power to vote and dispose of the  Issuer's  Shares  owned by FAS Trust.  Mr. Scott is also the
President and sole member of RLS Investments.

            Mr.  Braun is the trustee of RLS Trust and Family  Trust and has the sole power to vote and  dispose of the  Issuer's  Shares  owned by RLS Trust and
Family Trust.

            The  Committee  is  composed of  Crescendo  Partners  II,  Crescendo
Investments  II,  Mr.  Rosenfeld,  FAS  Trust,  RLS  Trust,  Family  Trust,  RLS
Investments, Mr. Scott, Mr. Braun, Mr. Meyer, Mr. Walters, Mr. Tanki and Mr. van
Rijn. The Committee is not a business entity and has no place of organization.

            (b)  The  principal  business  address  of  Crescendo  Partners  II,
Crescendo  Investments II and Mr. Rosenfeld is 10 East 53rd Street,  35th Floor,
New York, New York 10022.

            The  principal  business  address  of FAS Trust,  RLS Trust,  Family
Trust,  RLS Investments  and Mr. Scott is 700 11th Street S, Suite 101,  Naples,
Florida 34102. The principal business address of Mr. Braun is c/o Boult Cummings
Conners & Berry,  PLC, 1600 Division  Street,  Suite 700,  Nashville,  Tennessee
37203.

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 17 of 24 Pages
-----------------------                                -------------------------

            The  principal  business  address  of Mr.  Meyer is 75 West  Brother
Drive, Greenwich, Connecticut 06830.

            The principal  business  address of Mr. Walters is 5 Birchwood Lane,
Sandwich, Massachusetts 02563.

            The principal business address of Mr. Tanki is 247 Barnstable Drive,
Wyckoff, New Jersey 07481.

            The  principal  business  address  of Mr. van Rijn is 6 Bay  Street,
Wickford, North Kingstown, Rhode Island 02852.

            (c) The principal  business of Crescendo Partners II is investing in securities.  The principal business of Crescendo Investments II is acting as the general  partner of  Crescendo  Partners  II. The  principal  occupation  of Mr.
Rosenfeld is serving as the managing  member of Crescendo  Investments II and as the managing member of the general partner of Crescendo  Partners,  L.P.,  whose principal business is investing in securities.

            The principal  business of RLS Investments is managing the assets of
FAS Trust, RLS Trust and Family Trust. The principal  occupation of Mr. Scott is investing in securities.  The principal  occupation of Mr. Braun is serving as a member of the law firm of Boult Cummings Conners & Berry, PLC.

            Messrs.  Meyer  and  Tanki  are  currently  retired.  The  principal occupation  of Mr.  Walters is serving as a  director  of  Integreo,  a business process outsourcing (BPO) company that provides  technology-based  BPO solutions
to  the  healthcare,   insurance,  government  and  commercial  industries.  The
principal occupation of Mr. van Rijn is serving as Senior Advisor to the founder and management  committee of Capco, an operations and technology  consulting and solutions firm.

            (d) No  Reporting  Person  has,  during  the last five  years,  been convicted in a criminal  proceeding  (excluding  traffic  violations  or similar misdemeanors).

            (e) No Reporting Person has, during the last five years,  been party to a  civil  proceeding  of a  judicial  or  administrative  body  of  competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree  or final  order  enjoining  future  violations  of,  or  prohibiting  or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

            (f) Messrs.  Rosenfeld,  Scott, Braun, Meyer,  Walters and Tanki are
citizens  of the  United  States of  America.  Mr. van Rijn is a citizen  of the
Netherlands.

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 18 of 24 Pages
-----------------------                                -------------------------

     Item 4 is hereby amended to add the following:

            On  August  19,  2005,  the  Committee  filed  a  preliminary  proxy statement with the Securities and Exchange  Commission with respect to a special meeting of the  shareholders  of the Issuer for the  following  purpose:  (1) to remove all the existing  directors  serving on the  Issuer's  Board of Directors without  cause,  (2) in the event  Proposal  1 is  passed,  to fix the number of members  of the  Issuer's  Board  of  Directors  at five,  and (3) in the  event
Proposal 1 is passed, to elect the Committee's slate of director nominees,  Eric
Rosenfeld,  Karl L. Meyer, Robert F. Walters, Frank J. Tanki and Willem van Rijn
(the "Special Meeting").  The Special Meeting, which was called by the Issuer at the request of the  Committee,  is scheduled to be held at the offices of Olshan
Grundman Frome  Rosenzweig & Wolosky LLP, 2001 Route 46, Suite 202,  Parsippany,
New Jersey 07054 on September 21, 2005, at 10:00 A.M. (local time).

     Item 5(a) is hereby amended to add the following:

            Currently,  Messrs.  Meyer,  Walters,  Tanki  and van  Rijn  and RLS
Investments do not own any securities of the Issuer.

     Item 5(c) is hereby amended to add the following:

            There  have been no  transactions  in the  Shares  by the  Reporting
Persons during the past 60 days except as disclosed in the initial  Schedule 13D filed on July 22, 2005.

     Item 6 is hereby amended to add the following:

            On August 18,  2005,  the Joint  Filing and  Solicitation  Agreement
dated July 22, 2005 was amended to include Messrs. Meyer, Walters, Tanki and van
Rijn and RLS Investments as parties  thereto.  Each of Messrs.  Meyer,  Walters,
Tanki  and van Rijn  also  consented  to (i)  being  named as a  nominee  of the
Committee for election as a director of the Issuer at the Special Meeting,  (ii)
being  named as a  nominee  in any proxy  statement  filed by the  Committee  in connection with the solicitation of proxies for election at the Special Meeting, and (iii) serving as a director of the Issuer if elected at the Special Meeting.
A copy  of  this  agreement  is  attached  hereto  and  incorporated  herein  by reference.  Pursuant  to letter  agreements  dated  August 18,  2005,  Crescendo
Partners  II and RLS  Investments  agreed to  indemnify  each of Messrs.  Meyer,
Walters,  Tanki and van Rijn against  claims  arising from the  solicitation  of proxies from the Issuer's  shareholders  at the Special  Meeting and any related transactions.

     Item 7 is hereby amended to add the following exhibit:

          3.   Amendment No. 1 to Joint Filing and Solicitation Agreement by and
               among   Crescendo   Partners  II,  L.P.,   Series  R,   Crescendo
               Investments  II, LLC,  Eric  Rosenfeld,  F. Annette Scott Florida
               Trust,  Richard L. Scott  Florida  Trust,  Scott  Family  Florida
               Partnership Trust, Richard L. Scott Investments,  LLC, Richard L.
               Scott, Stephen T. Braun, Karl L. Meyer, Robert F. Walters,  Frank
               J. Tanki and Willem van Rijn, dated August 18, 2005.

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 19 of 24 Pages
-----------------------                                -------------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  August 19, 2005          CRESCENDO PARTNERS II, L.P., SERIES R

                                 By: Crescendo Investments II, LLC
                                     General Partner

                                 By:    /s/ Eric Rosenfeld
                                        ----------------------------------------
                                 Name:  Eric Rosenfeld
                                 Title: Managing Member

                                 CRESCENDO INVESTMENTS II, LLC

                                 By:    /s/ Eric Rosenfeld
                                        ----------------------------------------
                                 Name:  Eric Rosenfeld
                                 Title: Managing Member

                                 /s/ Eric Rosenfeld
                                 -----------------------------------------------
                                 ERIC ROSENFELD

                                 F. ANNETTE SCOTT FLORIDA TRUST

                                 By:    /s/ Richard L. Scott
                                        ----------------------------------------
                                 Name:  Richard L. Scott
                                 Title: Trustee

                                 RICHARD L. SCOTT FLORIDA TRUST

                                 By:    /s/ Stephen T. Braun
                                        ----------------------------------------
                                 Name:  Stephen T. Braun
                                 Title: Trustee

                                 SCOTT FAMILY FLORIDA PARTNERSHIP TRUST

                                 By:    /s/ Stephen T. Braun
                                        ----------------------------------------
                                 Name:  Stephen T. Braun
                                 Title: Trustee

                                 RICHARD L. SCOTT INVESTMENTS, LLC

                                 By:    /s/ Richard L. Scott
                                        ----------------------------------------
                                 Name:  Richard L. Scott
                                 Title: President

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 20 of 24 Pages
-----------------------                                -------------------------

                                 /s/ Richard L. Scott
                                 -------------------------------------
                                 RICHARD L. SCOTT

                                 /s/ Stephen T. Braun
                                 -------------------------------------
                                 STEPHEN T. BRAUN

                                 /s/ Karl L. Meyer
                                 -------------------------------------
                                 KARL L. MEYER

                                 /s/ Robert F. Walters
                                 -------------------------------------
                                 ROBERT F. WALTERS

                                 /s/ Frank J. Tanki
                                 -------------------------------------
                                 FRANK J. TANKI

                                 /s/ Willem van Rijn
                                 -------------------------------------
                                 WILLEM VAN RIJN

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 21 of 24 Pages
-----------------------                                -------------------------

                                  EXHIBIT INDEX

     Exhibit                                                             Page

1.   Letter from Crescendo Partners II, L.P., Series R to the            --
     Corporate Secretary of Computer Horizons Corp., dated July
     22, 2005, requesting a shareholders list and other corporate records (previously filed).

2.   Joint Filing and Solicitation Agreement by and among                --
     Crescendo Partners II, L.P., Series R, Crescendo Investments
     II, LLC, Eric Rosenfeld, F. Annette Scott Florida Trust,
     Richard L. Scott Florida Trust, Scott Family Florida
     Partnership Trust, Richard L. Scott and Stephen T. Braun,
     dated July 22, 2005 (previously filed).

3.   Amendment No. 1 to Joint Filing and Solicitation Agreement       22 to 24
     by and among Crescendo Partners II, L.P., Series R,
     Crescendo Investments II, LLC, Eric Rosenfeld, F. Annette
     Scott Florida Trust, Richard L. Scott Florida Trust, Scott
     Family Florida Partnership Trust, Richard L. Scott
     Investments, LLC, Richard L. Scott, Stephen T. Braun, Karl
     L. Meyer, Robert F. Walters, Frank J. Tanki and Willem van
     Rijn, dated August 18, 2005.

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 22 of 24 Pages
-----------------------                                -------------------------

                         AMENDMENT NO. 1

                                TO

             JOINT FILING AND SOLICITATION AGREEMENT

     WHEREAS,  Crescendo  Partners  II,  L.P.,  Series  R,  a  Delaware  limited partnership  ("Crescendo  Partners"),  Crescendo Investments II, LLC, a Delaware
limited  liability  company,  Eric  Rosenfeld,  F. Annette Scott Florida  Trust,
Richard L. Scott Florida Trust, Scott Family Florida Partnership Trust,  Richard
L. Scott and  Stephen T. Braun are  parties  to that  certain  Joint  Filing and
Solicitation Agreement dated July 22, 2005 (the "Agreement"), a copy of which is attached  hereto,  with respect to the  formation of The Computer  Horizons Full
Value  Committee  (the  "Committee")  for the purpose of (a) voting  against and soliciting  proxies or written  consents  against a  proposed  merger  involving
Computer Horizons Corp. (the "Company") and Analysts  International  Corporation
to  be  submitted  to a  vote  of  the  shareholders  at a  special  meeting  of shareholders,  (b) calling a special meeting of shareholders  for the purpose of removing up to all of the existing  directors serving on the Company's Board and replacing  them  with  a  slate  of  director  nominees  to be  selected  by the undersigned,  and voting in favor of and soliciting  proxies or written consents in favor of such proposals, and (c) taking all other action necessary to achieve the foregoing;

     WHEREAS,  the Committee has, among other things,  nominated Eric Rosenfeld,
Karl L. Meyer, Robert F. Walters, Frank J. Tanki and Willem van Rijn as nominees for election to the Board of Directors of the Company at the special  meeting of shareholders  called by the Company at the request of the Committee scheduled to be held on September 21, 2005, or any other meeting of shareholders held in lieu thereof,  and any  adjournments,  postponements,  reschedulings or continuations thereof (the "Special Meeting");

     WHEREAS,  Crescendo  Partners  and Richard L. Scott  Investments,  LLC have agreed to indemnify each of Messrs. Meyer,  Walters,  Tanki and van Rijn against claims  arising  from  the  solicitation  of  proxies  from  Computer  Horizons'
shareholders at the Special Meeting and any related transactions.

     WHEREAS, Karl L. Meyer, Robert F. Walters,  Frank J. Tanki, Willem van Rijn
and  Richard  L.  Scott  Investments,  LLC  have  agreed  to be  parties  to the
Agreement.

     NOW, IT IS AGREED, this 18th day of August 2005 by the parties hereto:

     1. Each of Karl L. Meyer,  Robert F.  Walters,  Frank J. Tanki,  Willem van
Rijn  and  Richard  L.  Scott  Investments,  LLC is  hereby  made a party to the
Agreement.

     2. Each of Karl L. Meyer, Robert F. Walters,  Frank J. Tanki and Willem van
Rijn consents to (i) being named as a nominee of the Committee for election as a director of the Company at the Special Meeting, (ii) being named as a nominee in any proxy statement  filed by the Committee in connection with the  solicitation of proxies for election at the Special Meeting,  and (iii) serving as a director of the Company if elected at the Special Meeting.

     3. Except as modified above,  the terms and conditions of the Agreement are hereby confirmed and shall remain in full force and effect.

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 23 of 24 Pages
-----------------------                                -------------------------

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed as of the day and year first above written.

                                 CRESCENDO PARTNERS II, L.P., SERIES R

                                 By: Crescendo Investments II, LLC
                                     General Partner

                                 By:    /s/ Eric Rosenfeld
                                        ----------------------------------------
                                 Name:  Eric Rosenfeld
                                 Title: Managing Member

                                 CRESCENDO INVESTMENTS II, LLC

                                 By:    /s/ Eric Rosenfeld
                                        ----------------------------------------
                                 Name:  Eric Rosenfeld
                                 Title: Managing Member

                                 /s/ Eric Rosenfeld
                                 -----------------------------------------------
                                 ERIC ROSENFELD

                                 F. ANNETTE SCOTT FLORIDA TRUST

                                 By:    /s/ Richard L. Scott
                                        ----------------------------------------
                                 Name:  Richard L. Scott
                                 Title: Trustee

                                 RICHARD L. SCOTT FLORIDA TRUST

                                 By:    /s/ Stephen T. Braun
                                        ----------------------------------------
                                 Name:  Stephen T. Braun
                                 Title: Trustee

                                 SCOTT FAMILY FLORIDA PARTNERSHIP TRUST

                                 By:    /s/ Stephen T. Braun
                                        ----------------------------------------
                                 Name:  Stephen T. Braun
                                 Title: Trustee

                                 RICHARD L. SCOTT INVESTMENTS, LLC

                                 By:    /s/ Richard L. Scott
                                        ----------------------------------------
                                 Name:  Richard L. Scott
                                 Title: President

-----------------------                                -------------------------
CUSIP No. 205908106                   13D                Page 24 of 24 Pages
-----------------------                                -------------------------

                                 /s/ Richard L. Scott
                                 -------------------------------------
                                 RICHARD L. SCOTT

                                 /s/ Stephen T. Bsraun
                                 -------------------------------------
                                 STEPHEN T. BRAUN

                                 /s/ Karl L. Meyer
                                 -------------------------------------
                                 KARL L. MEYER

                                 /s/ Robert F. Walters
                                 -------------------------------------
                                 ROBERT F. WALTERS

                                 /s/ Frank J. Tanki
                                 -------------------------------------
                                 FRANK J. TANKI

                                 /s/ Willem van Rijn
                                 -------------------------------------
                                 WILLEM VAN RIJN